Media contact:         Lyndi McMillan, Lyndi.McMillan@Navistar.com, 331-332-3181
Investor contact:         Marty Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:         www.Navistar.com/newsroom

NAVISTAR REPORTS FIRST QUARTER 2019 RESULTS

•	Reports first quarter 2019 net income of $11 million, or $0.11 per diluted share, on revenues of $2.4 billion

•	Delivers strong operational performance, with revenues up 28 percent

•	Generates $173 million of adjusted EBITDA in the first quarter, up 66 percent year over year

•	Achieves 1.8 share point growth in Core market share, led by a six-point share increase in Class 6/7

•	Grows backlog 18 percent sequentially during first quarter
LISLE, Ill. - March 8, 2019 - Navistar International Corporation (NYSE: NAV) today announced first quarter 2019 net income of $11 million, or $0.11 per diluted share, compared to a first quarter 2018 net loss of $73 million, or $0.74 per diluted share.
Revenues in the quarter were $2.4 billion, a 28 percent increase compared to $1.9 billion in the first quarter last year. The revenue increase was driven by a 50 percent increase in the company’s Core volumes, which represent its sales of Class 6-8 trucks and buses in the United States and Canada.
First quarter 2019 EBITDA was $96 million, compared to first quarter 2018 EBITDA of $55 million. Adjusted EBITDA was $173 million versus $104 million in first quarter 2018. Results were impacted by certain one-time items, including a non-cash charge related to a Canadian pension annuity transaction of $142 million (or $104 million after-tax), and aggregate gains of $59 million from the sales of 70 percent of the Navistar Defense business and the company’s ownership interest in the JND joint venture.
Navistar finished the first quarter 2019 with $1.24 billion in consolidated cash, cash equivalents and marketable securities and $1.19 billion in manufacturing cash, cash equivalents and marketable securities.
“We had our best first quarter since 2010 as customer acceptance of our new products translated to extended gains in our Core market share,” said Troy A. Clarke, Chairman, President and CEO. “In addition to our ongoing growth in Class 8, our medium-duty market share grew by six points during the quarter, the largest year-over-year medium share gain in the industry.”
The company’s first quarter featured a number of positive marketplace developments. Continuing its cadence of new product launches, Navistar unveiled its new International® CV™ Series line of Class 4/5 vehicles, the only Class 4/5 truck that is designed, distributed and supported by a manufacturer specializing in commercial vehicles. Year-over-year growth in the company’s Core market share was up 1.8 points, led by a six-point share increase in Class 6/7, which was attributable to strong sales of the MV® Series of medium-duty trucks. Additionally, the company’s International® HX™ Series and International® HV™ Series vehicles built improved vocational order share resulting in a strong backlog. The company reported backlog growth of more than 8,000 units in its Core markets, up 18 percent since the end of fourth quarter 2018.

Also in the quarter, the company completed group annuity transactions with two Canadian insurers that transferred $268 million in pension obligations of defined benefit pension plans in Canada, reducing the company’s non-operating financial risk and administrative costs.
Announced just yesterday, Navistar entered a service partnership agreement with Love’s Travel Stops, which adds more than 315 Love’s Truck Tire Care and Speedco locations to the International® service network, creating the commercial transportation industry’s largest service network and bringing the total International® service network to more than 1,000 locations in North America. Building on the company’s commitment to Uptime leadership, this partnership will expand customers’ access to same-day service for a wide array of light mechanical repairs, and will also provide customers with increased repair velocity, so more customers can get their trucks repaired the same day.
The company reiterated its 2019 industry guidance and raised the following financial guidance:

•	Industry retail deliveries of Class 6-8 trucks and buses in the United States and Canada are forecast to be 395,000 to 425,000 units, with Class 8 retail deliveries of 265,000 to 295,000 units.

•	Revenues are expected to be between $10.75 billion and $11.25 billion.

•	Adjusted EBITDA is expected to be between $850 million and $900 million.
“As our ongoing improvements demonstrate, the company has strong opportunities to benefit from capturing additional market share, growing parts revenue, improving margins and further de-risking the balance sheet,” Clarke said. “Given the progress made in the first quarter, and our positive outlook for the remainder of the year, we are confident that 2019 will move Navistar forward on the path to generate superior shareholder returns compared to the industry.”
SEGMENT REVIEW
Summary of Financial Results:

	(Unaudited)
	Three Months Ended January 31,
(in millions, except per share data)	2019	2018
Sales and revenues, net	$2,433	$1,905
Segment Results:
Truck	$90	$(7)
Parts	144	137
Global Operations	6	(7)
Financial Services	31	20
Net income (loss)(A)	11	(73)
Diluted income (loss) per share(A)	0.11	(0.74)
________________
(A) Amounts attributable to Navistar International Corporation.
Truck Segment - Truck segment first quarter 2019 net sales increased 44 percent to $1.8 billion, primarily due to higher volumes in the company’s Core markets and an increase in Mexico truck volumes. This was partially offset by lower defense sales due to the sale of a majority interest in Navistar Defense during the quarter.
The Truck segment profit was $90 million in the first quarter 2019, versus a loss of $7 million in the same period one year ago. The improvement was primarily driven by the result of higher volumes in the company’s Core markets, partially offset by higher material and freight costs and the impact of the sale of a majority interest in Navistar Defense.

Parts Segment - In the first quarter of 2019, the Parts segment net sales decreased four percent to $548 million, primarily due to the adoption of a new revenue recognition standard and to lower Blue Diamond Parts (BDP) sales, partially offset by higher sales in our North American markets. On a comparable basis, revenues grew one percent year-over-year.
The Parts segment profit was $144 million, up five percent, primarily due to higher U.S. margins and lower intercompany access fees, partially offset by lower BDP volumes and higher freight-related expenses.
Global Operations Segment - In the first quarter of 2019, the Global Operations segment net sales decreased slightly to $73 million, primarily driven by the depreciation of the Brazilian real against the U.S. dollar, as the average conversion rate has weakened by 14 percent compared with the prior year period. This was partially offset by higher volumes in our South America operations.
For the first quarter 2019, the Global Operations segment profit was $6 million versus a $7 million loss in the first quarter 2018. The increase is primarily driven by higher volumes, higher other income of $5 million related to the sale of the its ownership interest in a joint venture in China and the impact of prior year cost-reduction actions.
Financial Services Segment - In the first quarter of 2019, the Financial Services segment net revenues increased to $74 million, primarily due to higher interest rates and greater average portfolio balances in the U.S. and Mexico.
The Financial Services segment profit increased 55 percent to $31 million, primarily due to higher interest margin from improved funding strategies and income from an intercompany loan. The increase was partially offset by increased depreciation expense on operating leases.
About Navistar
Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement
Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as believe, expect, anticipate, intend, plan, estimate, or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2018. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended January 31,
(in millions, except per share data)	2019	2018
Sales and revenues
Sales of manufactured products, net	$2,386	$1,867
Finance revenues	47	38
Sales and revenues, net	2,433	1,905
Costs and expenses
Costs of products sold	1,979	1,532
Restructuring charges	—	(3)
Asset impairment charges	2	2
Selling, general and administrative expenses	186	191
Engineering and product development costs	86	75
Interest expense	85	79
Other expense, net	97	80
Total costs and expenses	2,435	1,956
Equity in income of non-consolidated affiliates	—	—
Loss before income taxes	(2)	(51)
Income tax benefit (expense)	19	(15)
Net income (loss)	17	(66)
Less: Net income attributable to non-controlling interests	6	7
Net income (loss) attributable to Navistar International Corporation	$11	$(73)

Income (loss) per share attributable to Navistar International Corporation:
Basic:	$0.11	$(0.74)
Diluted:	$0.11	$(0.74)

Weighted average shares outstanding:
Basic	99.1	98.6
Diluted	99.4	98.6

Navistar International Corporation and Subsidiaries
Consolidated Balance Sheets

	January 31,	October 31,
(in millions, except per share data)	2019	2018
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$1,201	$1,320
Restricted cash and cash equivalents	83	62
Marketable securities	41	101
Trade and other receivables, net	429	456
Finance receivables, net	1,818	1,898
Inventories, net	1,211	1,110
Other current assets	291	189
Total current assets	5,074	5,136
Restricted cash	65	63
Trade and other receivables, net	31	49
Finance receivables, net	272	260
Investments in non-consolidated affiliates	32	50
Property and equipment (net of accumulated depreciation and amortization of $2,452 and $2,498, respectively)	1,275	1,370
Goodwill	38	38
Intangible assets (net of accumulated amortization of $141 and $140, respectively)	29	30
Deferred taxes, net	123	121
Other noncurrent assets	98	113
Total assets	$7,037	$7,230
LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$942	$946
Accounts payable	1,484	1,606
Other current liabilities	1,225	1,255
Total current liabilities	3,651	3,807
Long-term debt	4,552	4,521
Postretirement benefits liabilities	1,961	2,097
Other noncurrent liabilities	686	731
Total liabilities	10,850	11,156
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock, $0.10 par value per share (103.1 shares issued and 220 shares authorized at both dates)	10	10
Additional paid-in capital	2,732	2,731
Accumulated deficit	(4,609)	(4,593)
Accumulated other comprehensive loss	(1,791)	(1,920)
Common stock held in treasury, at cost (4.1 and 4.2 shares, respectively)	(160)	(161)
Total stockholders’ deficit attributable to Navistar International Corporation	(3,816)	(3,931)
Stockholders’ equity attributable to non-controlling interests	3	5
Total stockholders’ deficit	(3,813)	(3,926)
Total liabilities and stockholders’ deficit	$7,037	$7,230

Navistar International Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended January 31,
(in millions)	2019	2018
Cash flows from operating activities
Net income (loss)	$17	$(66)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	33	37
Depreciation of equipment leased to others	15	18
Deferred taxes, including change in valuation allowance	(41)	6
Asset impairment charges	2	2
Gain on sales of investments and businesses, net	(59)	—
Amortization of debt issuance costs and discount	6	8
Stock-based compensation	—	9
Provision for doubtful accounts	1	1
Equity in income of non-consolidated affiliates, net of dividends	—	3
Write-off of debt issuance costs and discount	—	42
Other non-cash operating activities	(1)	(6)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed	(213)	(130)
Net cash used in operating activities	(240)	(76)
Cash flows from investing activities
Purchases of marketable securities	—	(61)
Sales of marketable securities	—	150
Maturities of marketable securities	61	5
Capital expenditures	(44)	(30)
Purchases of equipment leased to others	(42)	(52)
Proceeds from sales of property and equipment	3	3
Proceeds from sales of affiliates	95	—
Other investing activities	1	—
Net cash provided by investing activities	74	15
Cash flows from financing activities
Proceeds from issuance of securitized debt	—	16
Principal payments on securitized debt	(22)	(16)
Net change in secured revolving credit facilities	48	(150)
Proceeds from issuance of non-securitized debt	27	2,747
Principal payments on non-securitized debt	(61)	(2,521)
Net change in notes and debt outstanding under revolving credit facilities	83	(38)
Debt issuance costs	(1)	(33)
Proceeds from financed lease obligations	6	16
Proceeds from exercise of stock options	1	4
Dividends paid by subsidiaries to non-controlling interest	(8)	(7)
Other financing activities	—	(12)
Net cash provided by financing activities	73	6
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	2
Decrease in cash, cash equivalents and restricted cash	(96)	(53)
Cash, cash equivalents and restricted cash at beginning of the period	1,445	840
Cash, cash equivalents and restricted cash at end of the period	$1,349	$787

Navistar International Corporation and Subsidiaries
Segment Reporting
(Unaudited)
We define segment profit (loss) as net income (loss) attributable to Navistar International Corporation, excluding income tax benefit (expense). The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended January 31, 2019
External sales and revenues, net	$1,776	$546	$61	$47	$3	$2,433
Intersegment sales and revenues	21	2	12	27	(62)	—
Total sales and revenues, net	$1,797	$548	$73	$74	$(59)	$2,433
Net income (loss) attributable to NIC	$90	$144	$6	$31	$(260)	$11
Income tax benefit	—	—	—	—	19	19
Segment profit (loss)	$90	$144	$6	$31	$(279)	$(8)
Depreciation and amortization	$26	$1	$2	$16	$3	$48
Interest expense	—	—	—	29	56	85
Equity in income (loss) of non-consolidated affiliates	1	1	(1)	—	(1)	—
Capital expenditures(B)	31	2	1	1	9	44

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended January 31, 2018
External sales and revenues, net	$1,228	$564	$72	$38	$3	$1,905
Intersegment sales and revenues	23	4	9	21	(57)	—
Total sales and revenues, net	$1,251	$568	$81	$59	$(54)	$1,905
Net income (loss) attributable to NIC	$(7)	$137	$(7)	$20	$(216)	$(73)
Income tax expense	—	—	—	—	(15)	(15)
Segment profit (loss)	$(7)	$137	$(7)	$20	$(201)	$(58)
Depreciation and amortization	$35	$2	$3	$13	$2	$55
Interest expense	—	—	—	21	58	79
Equity in income (loss) of non-consolidated affiliates	—	1	(1)	—	—	—
Capital expenditures(B)	25	—	1	—	4	30

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
January 31, 2019	$2,031	$676	$316	$2,618	$1,396	$7,037
October 31, 2018	2,085	636	331	2,648	1,530	7,230
_________________________

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $53 million and $41 million for the three months ended January 31, 2019 and 2018, respectively.

(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation:
The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.
Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):
We define EBITDA as our consolidated net income (loss) attributable to Navistar International Corporation, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.
Adjusted EBITDA:
We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.
Manufacturing Cash, Cash Equivalents, and Marketable Securities:
Manufacturing cash, cash equivalents, and marketable securities represent the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.
Structural costs consist of Selling, general and administrative expenses and Engineering and product development costs.
EBITDA reconciliation:

	Three Months Ended January 31,
(in millions)	2019	2018
Net income (loss) attributable to NIC	$11	$(73)
Plus:
Depreciation and amortization expense	48	55
Manufacturing interest expense(A)	56	58
Adjusted for:
Income tax benefit (expense)	19	(15)
EBITDA	$96	$55
______________________

(A)
Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

	Three Months Ended January 31,
(in millions)	2019	2018
Interest expense	$85	$79
Less: Financial services interest expense	29	21
Manufacturing interest expense	$56	$58

Adjusted EBITDA Reconciliation:

	Three Months Ended January 31,
(in millions)	2019	2018
EBITDA (reconciled above)	$96	$55
Adjusted for significant items of:
Adjustments to pre-existing warranties(A)	(7)	(6)
Asset impairment charges(B)	2	2
Restructuring of manufacturing operations(C)	—	(3)
EGR product litigation(D)	—	1
Gain on sales(E)	(59)	—
Debt refinancing charges(F)	—	46
Pension settlement(G)	142	9
Settlement gain(H)	(1)	—
Total adjustments	77	49
Adjusted EBITDA	$173	$104
_____________________

(A)
Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.

(B)
In the first quarter of 2019, we recorded $2 million of asset impairment charges relating to certain assets under operating leases. In the first quarter of 2018, we recorded $2 million of impairment charges related to the sale of our railcar business in Cherokee, Alabama.

(C)	In the first quarter of 2018, we recorded benefits of $3 million for restructuring in our Truck and Global segments.

(D)	In the first quarter of 2018, we recognized an additional charge of $1 million for a jury verdict related to the MaxxForce engine EGR product litigation in our Truck segment.

(E)
In the first quarter of 2019, we recognized a gain of $54 million related to the sale of a majority interest in the Navistar Defense business in our Truck segment. In the first quarter of 2019, we also recognized a gain of $5 million related to the sale of our joint venture in China with Anhui Jianghuai Automobile Co in our Global Operations segment.

(F)
In the first quarter of 2018, we recorded a charge of $46 million for the write off of debt issuance costs and discounts associated with the repurchase of our previously existing 8.25% Senior Notes and the refinancing of our previously existing Term Loan.

(G)
In the first quarter of 2019 and 2018, we purchased group annuity contracts for certain retired pension plan participants resulting in plan remeasurements. As a result, we recorded pension settlement accounting charges of $142 million and $9 million, respectively, in Other expense, net.

(H)
In the first quarter of 2019, we recorded interest income of $1 million in Other expense, net derived from the prior year settlement of a business economic loss claim relating to our former Alabama engine manufacturing facility.

Manufacturing segment cash, cash equivalents, and marketable securities reconciliation:

	As of January 31, 2019
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$1,151	$50	$1,201
Marketable securities	41	—	41
Total cash, cash equivalents, and marketable securities	$1,192	$50	$1,242